Exhibit 10.2

MILL SERVICES CORPORATION

STOCK OPTION PLAN

Section 1. Purpose

The Plan authorizes the Option Committee to provide persons or entities that are providing, or have agreed to provide, services to the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Options to acquire Shares in the Company. The Company believes that this incentive program will cause those persons to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating persons of outstanding ability.

Section 2. Definitions

Capitalized terms used herein shall have the meanings set forth in this Section.

(a)	“Affiliate” shall mean any person or entity that, either directly or indirectly through one or more intermediaries, (i) controls the Company, or (ii) is controlled by the Company or a person described in clause (i).

(b)	“Cause” shall have the meaning ascribed thereto in any effective employment agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Option Committee that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Option Committee), (iv) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Option Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(c)	“Change in Control” means the first to occur of (i) the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or group of persons other than Wellspring of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company, or (ii) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or effecting the Company as a result of which a person other than the stockholders of the Company immediately prior to such transaction owns after such transaction more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of the directors of the Company, (iii) the sale, lease, exchange, transfer or other disposition to any person other than

Wellspring of all or substantially all, of the assets of the Company and its consolidated subsidiaries; or (iv) the sale, exchange, transfer or other disposition by Wellspring to any person, in one or more transactions, in excess of 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; provided, however, that a Change in Control shall not result by reason of an initial public offering of the Company’s common stock.

(d)	“Company” shall mean Mill Services Corporation, a corporation organized under the laws of the State of Delaware.

(e)	“Disability” shall have the meaning ascribed thereto in any effective employment agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of disability, then Disability shall mean any physical or mental incapacitation which results in a Grantee’s inability to perform his duties and responsibilities hereunder, as determined by the Option Committee in its good faith judgment, for a period of 180 consecutive days.

(f)	“Employee” shall mean any person or entity that is providing, or has agreed to provide, services to the Company or an Affiliate of the Company, whether as an employee, director or independent contractor.

(g)	“Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Option Committee shall approve.

(h)	“Grantee” shall mean an Employee granted an Option under the Plan.

(i)	“ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Section 422 of the Internal Revenue Code of 1986, and that is designated by the Option Committee to be an ISO.

(j)	“Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.

(k)	“Option Committee” shall mean the Board of Directors of the Company, or such other committee as may be appointed by the Board of Directors with responsibility for the administration of this Plan.

(l)	“Options” shall refer to options issued under and subject to the Plan.

(m)	“Plan” shall mean this Option Plan as set forth herein and as amended from time to time.

(n)	“Share” shall mean a share of common stock of the Company.

(o)	“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of December 21, 2004, among the Company and its stockholders, as the same may thereafter be amended from time to time.

(p)	“Wellspring” shall mean Wellspring Capital Partners III, L.P., Wellspring Capital Management Partners, L.P., and any entity controlled by Wellspring Capital Management Partners, L.P.

Section 3. Shares Available under the Plan

Subject to the provisions of Section 7, the total number of Shares with respect to which Options may be granted under the Plan shall not exceed 100,322 (the “Option Pool”). If, prior to exercise, any Options are forfeited, lapse or terminate for any reason, the Shares covered thereby may again be available for Option grants under the Plan.

Section 4. Administration of the Plan

(a) Authority of the Option Committee. The Plan shall be administered by the Option Committee. The Option Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Employees to whom Options may be granted;

(ii) to determine the number of Shares subject to each such Option;

(iii) to determine the terms and conditions of any Option granted under the Plan, including the exercise price, conditions relating to exercise, and termination of the right to exercise;

(iv) to determine whether any Option shall be an ISO or a Nonqualified Option;

(v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares acquired upon exercise of an Option;

(vi) to prescribe the form of each Grant Letter;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Option Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option, Grant Letter or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Option Committee may deem necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing, determinations as to the portion of the Option Pool to be granted to Grantees upon the Effective Date, and the identity of such Grantees, shall be made by the Option Committee in consultation with the Chief Executive Officer of the Company.

(b) Manner of Exercise of Option Committee Authority. Any action of the Option Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, Grantees, or any person claiming any rights under the Plan from or through any Grantee, except to the extent the Option Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Option Committee must or may make any determination shall be determined by the Option Committee, and any such determination may thereafter be modified by the Option Committee. The express grant of any specific power to the Option Committee, and the taking of any action by the Option Committee, shall not be construed as limiting any power or authority of the Option Committee. The Option Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Option Committee shall determine, to perform such functions as the Option Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. Each member of the Option Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Option Committee, nor any officer or employee of the Company acting on behalf of the Option Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Option Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5. Option Termination.

Unless otherwise determined by the Option Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:

(a) the 91st day following the date the Grantee ceases to be employed or engaged by the Company and any Affiliate for any reason (except if such cessation is on account of death or Disability, the 366th day following such cessation); provided, however, that (i) in all cases the portion of any Option that did not vest prior to or upon the date of termination of employment or engagement for any reason shall terminate immediately upon such termination, and (ii) if such termination is for Cause, the vested portion shall terminate as well;

(b) the tenth anniversary of the date of grant; and

(c) cancellation, termination or expiration of the Options pursuant to action taken by the Option Committee in accordance with Section 7.

Section 6. Exercise of Options

(a) Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, together with cash, a certified check or bank draft payable to the order of the Company, or previously held Shares, equal to an amount equal to the sum of the exercise price for such Shares and any employment tax required to be withheld. The Option Committee may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis. In the event of a Change in Control, the Option Committee will permit “cashless exercise” arrangements, provided that such arrangements comply with applicable law, and provided that such arrangements do not result in adverse accounting treatment to the Company.

(b) Before the Company issues any Shares to a Grantee pursuant to the exercise of an Option, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise. The Option Committee, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.

(c) As a condition to the grant of an Option or delivery of any Shares upon exercise of an Option, the Company shall have the right to require that the Grantee become party to the Stockholders Agreement, or any similar or successor agreement.

Section 7. Adjustment Upon Changes in Capitalization

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Option Committee may, in its discretion, make equitable adjustment in (i) the number and kind of Shares deemed to be available thereafter for grants of Options under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price. In addition, the Option Committee is authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested and/or out-of-the-money options for no consideration, substitution of Options using securities of a successor or other entity, acceleration of the time that Options expire, or adjustment of performance targets) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company or any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles.

Section 8. Restrictions on Shares.

(a) Restrictions on Issuing Shares. No Shares shall be issued or transferred to an Employee under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Option Committee. The Option Committee shall have the right to condition the exercise of any Option on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Option Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.

(b) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.

(c) Repurchase Right. The Company shall have the right (but not the obligation) to repurchase any or all of the Shares acquired upon exercise of the Options upon a Grantee’s termination of employment with the Company and its subsidiaries for any reason. Such right shall be exercisable by the Company during the 90 day period following the later of the date of termination or the date the Option is exercised, or such longer period as may be necessary so that the exercise of such right does not give rise to additional compensation expense pursuant to Accounting Principles Board Opinion 25 (or any successor thereto). The price per Share to be paid by the Company should it choose to exercise its repurchase right shall equal the fair market value per share (without discount for minority interest or lack of liquidity), as determined by the Board in good faith; provided, however, if the Shares are to be repurchased following a termination for Cause, then the price per Share to be paid by the Company shall not exceed the price per Share paid by the Grantee. The price per Share to be paid by the Company should it choose to exercise its repurchase right shall be paid by in cash or plain check against delivery of certificates representing the repurchased shares. Notwithstanding the foregoing, if at the time of the exercise of the repurchase right or payment for the shares pursuant thereto, such exercise or repurchase would result in a default or breach on the part of the Company or any subsidiary under any loan or other agreement, or if the repurchase would not be permitted under any applicable state law, then the Company shall take possession of the shares to be repurchased and payment shall be deferred until the first business day that it may occur without any such event existing or resulting, provided that in no event shall such deferral exceed one year. The Company may offset against the payment of the repurchase price any amounts owed by the Grantee to the Company or any controlled Affiliate of the Company. Should the Company choose not to exercise its repurchase right, Wellspring or any affiliate of Wellspring designated by Wellspring may exercise such right as if it were the Company, and Wellspring and any such affiliate shall be a third party beneficiary of the Plan with respect to the exercise of such right. The provisions of this Section 8(c) shall cease to be applicable with respect to any termination of employment occurring on or after an initial public offering of the Company’s common stock.

Section 9. General Provisions

(a) Each Option shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different Options granted to the same Grantee.

(b) The grant of an Option in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, until such Option is exercised and Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any Affiliate of the Company that employs or engages a Grantee shall be treated as the termination of such Grantee’s employment or engagement.

(c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(d) No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee’s lifetime only by the Grantee. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Letter, including the provisions relating to the termination of the right to exercise the Option.

(e) The Plan and Option grants thereunder shall be governed by the laws of the State of Delaware.

Section 10. Effective Date; Amendment or Termination

The Plan shall be effective upon the closing of the transactions contemplated by that certain Unit Purchase Agreement dated as of November 18, 2004 (the “Effective Date”). The Option Committee may, at any time, alter, amend, suspend, discontinue or terminate this Plan; provided, however, that, except as provided in Section 7, no such action shall adversely affect the rights of Grantees with respect to Options previously granted hereunder.